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                                                       Exhibit A-2

         TEXT SHOWING CHANGES PROPOSED TO THE AGREEMENT
                    AND DECLARATION OF TRUST

-Bracketed text to be deleted, underlined text to be added.-

Article 58

  58. In case these trusts shall be terminated or in the case of any merger approved pursuant to Section 59B or in the case any of the terms, powers and provisions herein contained shall be altered, amended, added to or rescinded pursuant to the provisions of Article 57, a certificate in any number of counterparts deemed desirable, setting forth such termination or merger, alteration, amendment, addition or rescission and that the Board of Directors and Shareholders have authorized the same in accordance with the provisions of [said] Article 57 or Article 59B, as applicable, shall be signed by two of the Directors and by the secretary or any assistant secretary, and shall be acknowledged by one of the Directors and one counterpart of said certificate shall be filed with the Trustee and other counterparts thereof shall be recorded or filed at the principal office of these trusts and in such places as may be required by law.

Article 59B (new)

  59B. Merger. Except as provided in Article 59A above, the Board of Directors by two-thirds vote may cause a domestic limited liability company to be merged into these trusts in accordance with Chapters 156C (Massachusetts Limited Liability Company Act) and 182 (Voluntary Associations and Certain Trusts) of the Massachusetts General Laws, if such merger has been authorized by vote, at a meeting duly called for the purpose upon at least twenty days' prior notice, of a majority of the shares outstanding and entitled to vote thereon at such meeting. Any such merger shall become effective only upon presentation to the Trustee, as required by Article 58, of the counterpart of the certificate referred to in Article 58, or at such later time as may be specified in the certificate. In respect to any such merger, the holders of all shares of the Company who dissent from such transaction within the time and in the manner provided in the Massachusetts statute applicable to business corporations, shall have substantially those rights they would have if these trusts were at the time a Massachusetts business corporation. Such rights shall be the Shareholders' exclusive remedy in respect of such holders' dissent from any such actions.